Exhibit 99.1
FOR IMMEDIATE RELEASE
May 5, 2010
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
HIGHER EARNINGS FOR THE QUARTER ENDED MARCH 31, 2010
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced higher financial results for the quarter ended March 31, 2010. The first quarter’s performance reflects strong earnings growth in Chesapeake’s legacy business coupled with earnings from our acquisition of Florida Public Utilities Company (“FPU”). The Company’s net income for the quarter ended March 31, 2010 was $14.0 million, or $1.47 per share (diluted), an increase of $5.4 million, or 63 percent, compared to $8.6 million, or $1.24 per share (diluted), for the quarter ended March 31, 2009. The increased results for the first quarter of 2010 included $8.1 million and $4.5 million of operating income and net income, respectively, contributed from FPU, each representing approximately 32 percent of the Company’s consolidated operating income and net income for the period. The quarter ended March 31, 2010 was the first full quarter to include the FPU results after the merger, which was consummated on October 28, 2009.
The Company’s net income for the quarter ended March 31, 2010, excluding FPU, was $9.5 million, an increase of $919,000, or 11 percent, over the quarter ended March 31, 2009, which reflected strong performance by the regulated energy operations, due to a rate increase in Chesapeake’s Florida division from the December rate proceeding; growth in natural gas distribution customers on the Delmarva Peninsula; new natural gas transmission services; and colder weather on the Delmarva Peninsula and in Florida resulting in increased gross margins.
“The earnings contribution from FPU, coupled with organic growth in other Chesapeake operations and colder temperatures on the Delmarva Peninsula and in Florida, produced very strong results for the first quarter,” stated John R. Schimkaitis, Vice Chairman and Chief Executive Officer of Chesapeake Utilities Corporation. “We are excited to start the year with a strong first quarter performance for the second year in a row and are very pleased with the Chesapeake and FPU integration to date. As we continue to implement our post-merger integration plan, we expect to see additional benefits in the remainder of 2010 and beyond. At the time of the Chesapeake and FPU merger, we thought the transaction would generate earnings per share for 2010 that were neutral or slightly accretive. Given the strong performance during the first quarter, we now expect earnings per share to exceed our original projections and are confident that it will result in accretion in 2010.”
The discussions of the results for the periods ended March 31, 2010 and 2009, use the term “gross margin,” a non-Generally Accepted Accounting Principle (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below. In addition, certain information is presented, which, for comparison purposes, includes only FPU’s results of operations for the first quarter of 2010 and, in some cases, FPU’s results for the same period in 2009, which was prior to the merger. Certain other information is presented, which, for comparison purposes, excludes results of operations of FPU from the consolidated results of operations for the first quarter of 2010. Although non-GAAP measures are not intended to replace the GAAP measures for evaluation of Chesapeake’s performance, Chesapeake believes that the portions of the presentation which include only the FPU results, or which excludes the FPU results for the post-merger period, provide helpful comparisons for an investor’s evaluation purposes.
Highlights for the quarter and year-to-date 2010 included:
•
On January 14, 2010, the new rates for Chesapeake’s Florida division, representing a permanent annual rate increase of approximately $2.5 million, became effective. These new rates contributed approximately $600,000 to gross margin for the quarter ended March 31, 2010.

•
Temperatures on the Delmarva Peninsula were four percent colder in the first quarter of 2010 compared to the same period in 2009, generating an additional $300,000 in gross margin. The colder weather throughout Florida in the first quarter of 2010 also positively affected gross margin from the Florida operations in the period.

•
The natural gas distribution operations in Delaware and Maryland experienced period-over-period growth in residential, commercial and industrial customers in the first quarter, contributing an additional $443,000 to gross margin, despite the soft economy in the region.

•
The Company redeemed the 6.85 percent and 4.90 percent series of FPU’s secured first mortgage bonds in January 2010 for $29.1 million prior to their respective maturities. These redemptions reduce the amount of FPU secured debt and therefore, in the longer-term, ensure ongoing compliance with the Chesapeake unsecured senior note covenants. The bonds were redeemed using a new short-term loan facility that will mature in December 2010. For the first quarter, refinancing of these bonds under the new term loan facility generated $200,000 in interest expense savings. The Company is currently in discussions with an existing noteholder for the long-term financing of the redeemed bonds.

•
On March 15, 2010, the Company announced the signing of an agreement with a large industrial customer on the Delmarva Peninsula to provide natural gas service to its poultry plant. The anticipated annual margin from this agreement equates to approximately 850 average residential heating customers. The service is expected to begin in mid-2010. This agreement also provides an opportunity for the Company to extend its natural gas distribution and transmission infrastructures and expand its services to provide cost-effective and environmentally friendly natural gas to new areas on the Delmarva Peninsula.

As a result of the merger with FPU, the Company changed its operating segments in the fourth quarter of 2009 to better reflect how the chief operating decision maker (the Company’s Chief Executive Officer) reviews the various operations of the Company. The discussions of operating results below reflect the Company’s new segments. The regulated energy segment is composed of the Company’s natural gas distribution, electric distribution and natural gas transmission operations. The unregulated energy segment is composed of the Company’s natural gas marketing, propane distribution and propane wholesale marketing operations. The “other” segment is composed of the Company’s advanced information services operation, other subsidiaries that own property which is leased to other affiliates, unallocated corporate costs and eliminations.
Comparative results for the three months ended March 31, 2010
Operating income increased by $9.4 million, or 59 percent, to $25.4 million for the current quarter. Operating income for the Company included $8.1 million in operating income from FPU for the period.
Regulated Energy
Operating income for the regulated energy segment for the first quarter of 2010 was $17.5 million, an increase of $8.0 million, or 84 percent, compared to the same period in 2009. An increase in gross margin of $18.2 million was offset by an increase in operating expenses of $10.2 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended March 31, 2009	$19,668

Factors contributing to the gross margin increase for the three months ended March 31, 2010:
Contribution from FPU operations	16,458
Change in rates	642
Favorable weather	445
Net customer growth	409
New transportation services	323
Other	(8)
Decreased customer consumption	(79)

Gross margin for the three months ended March 31, 2010	$37,858

•
FPU’s natural gas and electric distribution operations generated $16.5 million in gross margin for the period. FPU’s results for the first quarter of 2010 were positively affected by increased sales from colder weather in Florida and increased gross margin from the settlement of the natural gas permanent rate increase proceeding in December 2009.

•
New permanent rates for Chesapeake’s Florida natural gas distribution division, which provided for an annual increase of approximately $2.5 million, became effective on January 14, 2010. The rate increase contributed $600,000 to the increase in gross margin for the quarter, and is expected to generate improved quarter-over-quarter results for the remainder of the year. There was also a $42,000 net increase in margins from changes in customers’ rates and rate classes.

•
The four-percent colder temperatures on the Delmarva Peninsula in the first quarter of 2010 compared to the same period in 2009 contributed $200,000 of increased gross margin in the first quarter. The colder weather also generated $245,000 of gross margin for Chesapeake’s Florida natural gas distribution operation.

•
Despite the soft economy in the region, the natural gas distribution operations in Delaware and Maryland experienced growth in residential, commercial and industrial customers in the first quarter of 2010 which contributed an additional $218,000, $180,000 and $45,000, respectively, to gross margin. Chesapeake’s natural gas distribution operation in Florida experienced a decline in gross margin of $34,000, due primarily to the loss of several large industrial customers to either bankruptcy or plant closings in 2009.

•
Eastern Shore Natural Gas Company (“ESNG”), the Company’s natural gas transmission subsidiary, generated additional gross margin of $254,000 from new transmission services on expansion facilities, which were placed in service in November 2009. Also, new transmission agreements entered into in November 2009 contributed $153,000 in gross margin. Revenues from these new transmission services and expansion facilities, net of amounts from other expiring transmission services, are expected to contribute additional annual gross margin of $1.2 million for 2010. Offsetting these margin increases were decreased margins of $84,000 in the quarter resulting from two expired contracts in October 2009 and March 2010 from one customer.

•	Non-weather-related customer consumption for the natural gas distribution operations decreased in the first quarter of 2010, compared to the same period of 2009, which reduced gross margin by $79,000.
Operating expenses for the regulated energy segment increased by $10.2 million in the first quarter of 2010, $9.8 million of which was related to other operating expenses of FPU’s regulated energy operations for the period. The remaining increase is attributable to $244,000 in higher expenses related to plant investments made in 2009 and 2010, and increased compensation and benefits costs of $166,000 reflecting the first quarter’s performance and $107,000 of additional consulting expenses to support regulatory proceedings by our Delmarva natural gas distribution operations during the quarter.
Unregulated Energy
Operating income for the unregulated energy segment for the first quarter of 2010 was $7.8 million, an increase of $1.2 million, or 18 percent, compared to the same period in 2009. An increase in gross margin of $3.0 million was partially offset by a $1.8 million increase in operating expenses. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended March 31, 2009	$12,306

Factors contributing to the gross margin increase for the three months ended March 31, 2010:
Contribution from FPU operations	3,089
Propane wholesale marketing	405
Other volume increase	274
Net customer growth	223
Miscellaneous fees and other	127
Favorable weather	100
Natural gas marketing	(599)
Decreases in margin per retail gallon	(614)

Gross margin for the three months ended March 31, 2010	$15,311

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, contributed $3.1 million to gross margin for the period, net of approximately $390,000 generated from customers previously served by Chesapeake, who are now served by FPU in an effort to integrate operations after the merger.

•
The Company’s propane wholesale marketing subsidiary, Xeron, Inc. (“Xeron”), experienced a $405,000 increase in gross margin for the first quarter of 2010, as increased volatility in wholesale propane prices provided increased opportunities in the market, and trading volume increased by 12 percent in the first quarter of 2010, compared to the same period in 2009.

•	The Delmarva propane distribution operation experienced an increase in margins by $274,000, due primarily to the timing of propane deliveries to certain customers.

•
The addition of 390 new Community Gas customers during the first quarter generated $131,000 of additional gross margin. In February 2010, Sharp Energy acquired the operating assets of a regional propane distributor in Virginia, including approximately 1,000 additional retail customers. These new customers contributed approximately $92,000 in gross margin during the quarter.

•	Other fees increased by $127,000 in the first quarter of 2010, due primarily to continued growth and successful implementation of various customer loyalty programs.

•	The four-percent colder temperatures on the Delmarva Peninsula in the first quarter of 2010 compared to the same period in 2009 contributed $100,000 of additional gross margin.

•
The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), experienced a $599,000 decline in gross margin in the first quarter of 2010 compared to the same period in 2009. During the first quarter of 2009, PESCO benefited from increased spot sale opportunities on the Delmarva Peninsula. Although PESCO continues to identify spot sale opportunities, the decrease in gross margin in the first quarter of 2010 resulted largely from reduced spot sales to one industrial customer. Spot sales are not predictable, and therefore, are not included in the Company’s long-term financial plans or forecasts.

•
The Delmarva propane distribution operation experienced a gross margin decrease of $614,000 due to higher propane costs, which were 28 percent higher in the first quarter of 2010 compared to the same period in 2009. During the first half of 2009, the Delmarva propane distribution operation benefited from lower propane costs, largely attributable to inventory adjustments in late 2008.

Operating expenses for the unregulated energy segment increased by $1.8 million in the first quarter of 2010. $2.1 million of other operating expenses of FPU’s unregulated energy operations, which were not included in last year’s results for the quarter, was partially offset by a decrease in non-FPU-related operating expenses of $300,000. Non-FPU-related other operating expenses decreased due primarily to lower bad debt expense for the natural gas marketing operations, as a result of expanded credit and collection initiatives.
Other
The operating income for the “other” segment for the first quarter of 2010 was $122,000, compared to an operating loss of $123,000 for the same period in 2009. A decline in gross margin of $51,000 was more than fully offset by reduced other operating expenses of $296,000 for the period.
BravePoint, the Company’s advanced information services subsidiary, reported operating income of $35,000 for the first quarter of 2010, compared to an operating loss of $105,000 for the same period in 2009. Gross margin remained virtually unchanged as BravePoint was able to offset lower gross margin from consulting services with cost containment actions implemented throughout 2009 and increased margins from its professional database monitoring and support solution services. Lower other operating expenses were attributable to cost containment actions by BravePoint. Also contributing to the lower other operating expenses were lower merger-related costs. Results in this segment continue to be impacted by lower information technology spending by BravePoint’s customers and significant margin pressures.

Interest Expense
Interest expense for the first quarter of 2010 increased by approximately $721,000, or 44 percent, compared to the same period in 2009. The primary drivers of the increased interest expense are related to FPU, including:
•	An increase of long-term interest expense of $622,000 is related to interest on FPU’s first mortgage bonds.

•
Two of the FPU series of bonds, 4.9 percent and 6.85 percent, were redeemed via a new term loan facility at the end of January 2010. Short-term expense from this term loan facility during the first quarter was $46,000.

•	Additional interest expense of $173,000 is related to interest on deposits from FPU’s customers.
Offsetting the increased interest expense from FPU was lower long-term interest expense of $120,000 from Chesapeake’s unsecured senior notes as the principal balances decreased from scheduled repayments. Short-term interest expense remained relatively unchanged as average short-term borrowings of $6.8 million offset an increase in the average short-term interest rate of 35 basis points.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended March 31, 2010 and 2009
(in thousands, except shares and per share data)

	First Quarter
For the Three Months Ended March 31,	2010	2009
Operating Revenues
Regulated Energy	$91,626	$52,181
Unregulated Energy	59,269	49,394
Other	2,365	2,904

Total Operating Revenue	153,260	104,479

Operating Expenses
Regulated energy cost of sales	53,768	32,513
Unregulated energy and other cost of sales	45,091	38,709
Operations	18,695	12,245
Transaction-related costs	19	114
Maintenance	1,700	615
Depreciation and amortization	5,623	2,384
Other taxes	2,966	1,933

Total operating expenses	127,862	88,513

Operating Income	25,398	15,966
Other income, net of other expenses	115	33
Interest charges	2,363	1,642

Income Before Income Taxes	23,150	14,357
Income taxes	9,176	5,764

Net Income	$13,974	$8,593

Weighted Average Shares Outstanding:
Basic	9,419,932	6,832,675
Diluted	9,524,298	6,943,129

Earnings Per Share of Common Stock:
Basic	$1.48	$1.26
Diluted	$1.47	$1.24

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended March 31, 2010 and 2009
(in thousands, except shares and per share data)

	First Quarter
Chesapeake and Subsidiaries	2010	2009
Gross Margin (1)
Regulated Energy	$37,858	$19,668
Unregulated Energy	15,311	12,306
Other	1,232	1,283

Total Gross Margin	$54,401	$33,257

Operating Income (Loss)
Regulated Energy	$17,516	$9,497
Unregulated Energy	7,760	6,592
Other	122	(123)

Total Operating Income	$25,398	$15,966

Heating Degree-Days — Delmarva Peninsula
Actual	2,543	2,453
10-year average (normal)	2,336	2,306

Heating Degree-Days — Florida
Actual	933	585
10-year average (normal)	564	514

The following presents FPU’s results of operations for the first quarter of 2010 included in Chesapeake’s consolidated results. The information presented below is for comparison purposes and is not intended to replace the GAAP measures for evaluation of Chesapeake’s performance.

First Quarter
FPU Stand-alone	2010
Gross Margin (1)
Regulated Energy
Natural Gas	$11,831
Electric	4,627
Unregulated Energy
Propane and other	3,478

Total Gross Margin	$19,936

Operating Income
Regulated Energy
Natural Gas	$5,442
Electric	1,248
Unregulated Energy
Propane and other	1,362

Total Operating Income	$8,052

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2010				For the Three Months Ended March 31, 2009
		Chesapeake		FPU	Delmarva	Chesapeake
	Delmarva NG	Florida	FPU NG	Electric	NG	Florida	FPU NG	FPU Electric
	Distribution	NG Division	Distribution	Distribution	Distribution	NG Division	Distribution(2)	Distribution(2)
Operating Revenues
(in thousands)
Residential	$23,144	$1,525	$9,066	$14,407	$27,334	$1,122	$8,311	$10,971
Commercial	12,782	1,029	12,066	10,399	15,810	831	12,098	8,768
Industrial	1,076	1,224	2,271	1,990	1,057	1,159	1,417	1,987
Other (1)	(854)	530	(240)	(2,541)	914	423	(3,358)	(1,043)

Total Operating Revenues	$36,148	$4,308	$23,163	$24,255	$45,115	$3,535	$18,468	$20,683
Volume (in Mcfs/MWHs)
Residential	1,686,414	179,161	554,897	97,028	1,567,306	132,497	479,667	80,918
Commercial	1,292,865	382,918	996,017	74,991	1,187,696	344,558	989,808	71,046
Industrial	571,342	3,590,613	601,582	18,870	380,483	3,721,937	482,634	20,310
Other	2,179	—	26,288	—	10,493	—	—	—

Total	3,552,800	4,152,692	2,178,784	190,889	3,145,978	4,198,992	1,952,109	172,274
Average customers
Residential	48,184	13,465	47,017	23,532	47,379	13,473	47,096	23,705
Commercial	5,182	1,126	4,480	7,381	5,135	1,107	4,487	7,400
Industrial	163	56	573	3	147	59	511	2
Other	4	—	1	—	6	—	1	—

Total	53,533	14,647	52,071	30,916	52,667	14,639	52,095	31,107

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes.

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They represent the FPU results from the period prior to the merger with Chesapeake and therefore, they are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Assets	2010	2009
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$467,147	$463,856
Unregulated energy	59,066	61,360
Other	16,073	16,054

Total property, plant and equipment	542,286	541,270
Less: Accumulated depreciation and amortization	(111,497)	(107,318)
Plus: Construction work in progress	3,720	2,476

Net property, plant and equipment	434,509	436,428

Investments	2,040	1,959

Current Assets
Cash and cash equivalents	10,150	2,828
Accounts receivable (less allowance for uncollectible accounts of $1,460 and $1,609, respectively)	55,165	70,029
Accrued revenue	11,877	12,838
Propane inventory, at average cost	6,142	7,901
Other inventory, at average cost	3,331	3,149
Regulatory assets	66	1,205
Storage gas prepayments	1,566	6,144
Income taxes receivable	—	2,614
Deferred income taxes	3,324	1,498
Prepaid expenses	3,857	5,843
Mark-to-market energy assets	198	2,379
Other current assets	146	147

Total current assets	95,822	116,575

Deferred Charges and Other Assets
Goodwill	34,782	34,095
Other intangible assets, net	3,809	3,951
Long-term receivables	247	343
Regulatory assets	21,936	19,860
Other deferred charges	3,799	3,891

Total deferred charges and other assets	64,573	62,140

Total Assets	$596,944	$617,102

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
Capitalization and Liabilities	2010	2009
(in thousands, except shares and per share data)

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 12,000,000 shares)	$4,594	$4,572
Additional paid-in capital	144,866	144,502
Retained earnings	74,205	63,231
Accumulated other comprehensive loss	(2,484)	(2,524)
Deferred compensation obligation	748	739
Treasury stock	(748)	(739)

Total stockholders’ equity	221,181	209,781

Long-term debt, net of current maturities	98,988	98,814

Total capitalization	320,169	308,595

Current Liabilities
Current portion of long-term debt	8,125	35,299
Short-term borrowing	29,100	30,023
Accounts payable	37,809	51,948
Customer deposits and refunds	25,650	24,960
Accrued interest	2,836	1,887
Dividends payable	2,974	2,959
Income taxes payable	5,901	—
Accrued compensation	2,493	3,445
Regulatory liabilities	12,171	8,882
Mark-to-market energy liabilities	118	2,514
Other accrued liabilities	10,543	8,683

Total current liabilities	137,720	170,600

Deferred Credits and Other Liabilities
Deferred income taxes	68,666	66,923
Deferred investment tax credits	170	193
Regulatory liabilities	4,179	4,154
Environmental liabilities	10,066	11,104
Other pension and benefit costs	17,212	17,505
Accrued asset removal cost — Regulatory liability	33,731	33,214
Other liabilities	5,031	4,814

Total deferred credits and other liabilities	139,055	137,907

Total Capitalization and Liabilities	$596,944	$617,102

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799